Exhibit 99.2

BioSig Resumes Clinical Activities with PURE EP System

●	Clinical support staff to return to perform elective procedures at Texas Cardiac Arrhythmia Institute as of May 4, 2020

●	Company reconfirms its commitment to commercial installations this year

Westport, CT, May 1, 2020 (GLOBE NEWSWIRE) --BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that it plans to resume its clinical activities following the gradual return to elective procedures across the nation.

The Company’s clinical team is due to resume patient cases at Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, TX, as of May 4, 2020 and is in active discussions with a number of other centers of excellence regarding the continuation of its clinical activities and initiation of new installations of PURE EP(tm) System.

“Our return to supporting cases is an important step for BioSig, and we have positioned ourselves for a strong transition back. We analyzed a tremendous amount of clinical data, conducted training and initiated a number of important physician engagement activities over the past two months. We now look forward to building on this work in the clinical setting and bringing PURE signals to more patients and physicians,” commented Julie Stephenson, BSN, MBA, Vice President of Clinical Affairs.

“The current pandemic had a profound impact on patients with cardiac arrhythmias, whose already debilitating conditions were likely to worsen due to cancellation or postponement of elective procedures. We sincerely appreciate the commitment of our physician collaborators, who continued to put patient needs first during these challenging times. We are grateful to be back in the field and to help the hospitals care for their patients,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

The Company initiated its first clinical trial in November 2019, and currently enrolls patients at Texas Cardiac Arrhythmia Institute at St. David’s Medical Center and Mayo Clinic’s Florida campus. Earlier in 2019 the Company conducted observational patient cases at Indiana University School of Medicine, Greenville Memorial Hospital, Santa Barbara Cottage Hospital and Texas Cardiac Arrhythmia Institute at St. David’s Medical Center. The Company’s PURE EP(tm) System was used in over 120 procedures on patients with persistent atrial fibrillation, ischemic ventricular tachycardias, PVC, atypical flutters and other types of complex arrhythmias.

The Company’s recent Shareholder Letter stated the Company’s commitment to expanding its clinical footprint and seeking to convert first commercial proposals to sales in 2020.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com). The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133